Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Reports Strong Inside Sales in a Challenging Gasoline Market

Ankeny, Iowa, December 6, 2006—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.34 in earnings per share from continuing operations for the second quarter of fiscal 2007 ended October 31, 2006. For the same quarter a year ago, earnings were $0.44 per share. This fiscal year to date, earnings came to $0.68 per share versus $0.89 for the first half of fiscal 2006. President and CEO Robert J. Myers gave this assessment: “Second-quarter total and same-store sales were up in all three of our business categories, but earnings were affected by tighter gasoline margins.”

Gasoline—The Company’s fiscal 2007 goal is to increase same-store gasoline gallons sold 2% with an average margin of 10.8 cents per gallon. Same-store gallons sold were up 2.7% in the second quarter. Total gallons sold were up 9.4% for the second quarter and up 5.6% for the year to date. “We benefited from increased demand as the retail price of gas came down,” said Myers, “but we couldn’t keep pace with the post-Katrina margin we reported a year ago.” The quarter’s average margin was 9.4 cents compared with a record 14.1 cents in the previous second quarter. Gasoline gross profit was down 26.8% to $28.6 million for the quarter and down 21.6% to $57.1 million at midyear.

Grocery & Other Merchandise—The annual goal is to increase same-store sales 3.9% with an average margin of 32.2%. Same-store sales were up 3.5% for the second quarter and up 2.7% for the year to date. “This is the eleventh straight quarter of positive same-store sales,” Myers stated. “We are encouraged by the steady progress we continue to make in this category.” Total sales for the quarter were up 9.4% with an average margin of 32.6% and up 8% at midyear with an average margin of 32.4%. The second-quarter gross profit was $70.9 million; for the year to date, it was $143.7 million.

Prepared Food & Fountain—The goal is to increase same-store sales 7.9% with an average margin of 63.4%. Same-store sales were up 13.7% for the quarter with an average margin of 61.6%. For the six months, same-store sales were up 11.6% with an average margin of 62.2%. Total sales rose 19.4% for the quarter and 16.9% year to date. “Despite difficult quarter-to-quarter comparisons, all areas of this category are performing exceptionally well,” Myers explained. Gross profit was up 13.8% to $42.6 million for the quarter and up 13.2% to $84 million for the year to date. Management expects continued benefits from an expanded fountain program, strategic price increases, and a favorable cheese price that is now locked in through the end of the next calendar year.

Operating Expenses—It is an ongoing corporate goal to hold the percentage increase in operating expenses to less than the percentage increase in gross profit. For the quarter, operating expenses increased 8.5% while gross profit increased 0.7%. Year to date, operating expenses rose 10.5% as gross profit increased 2.3%. “Being off target was primarily due to the margin shortfall in a gasoline market over which we had little control,” Myers stated. “We did a good job of building inside sales to drive gross profit.” Inside sales in the second quarter were up 11.9% while gross profit including commissions rose 10%. For the year to date, inside sales rose 10.3% and gross profit increased 9.9%.

Expansion—The Company’s goal is to acquire 50 stores and build 10 new stores in fiscal year 2007. In early October, Casey’s closed on the HandiMart acquisition, adding 33 stores. “These sites already are performing very well for us,” said Myers. By midyear, Casey’s had acquired 8 other stores and completed 6 new constructions. “The acquisition environment continues to be favorable,” Myers added, “and we have 7 written agreements, giving me confidence we will meet the annual goal.”

Dividend—At its November meeting, the Board of Directors declared a quarterly dividend of $0.05 per share. The dividend is payable February 15, 2007 to shareholders of record on February 1, 2007.

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Casey’s General Stores, Inc. Consolidated Statements of Earnings (Dollars in thousands, except per share amounts)

	Three months ended October 31,		Six months ended October 31,
	2006	2005	2006	2005
Net sales	$1,009,879	$963,739	$2,109,849	$1,821,189
Franchise revenue	173	175	362	360

Total revenue	1,010,052	963,914	2,110,211	1,821,549

Cost of goods sold	864,345	819,209	1,818,662	1,536,483
Operating expenses	100,863	92,970	201,674	182,434
Depreciation and amortization	15,538	14,577	31,063	28,284
Interest, net	2,687	1,999	5,082	4,241

	983,433	928,755	2,056,481	1,751,442

Earnings from continuing operations before income taxes, gain (loss) on discontinued operations, and cumulative effect of accounting change	26,619	35,159	53,730	70,107
Federal and state income taxes	9,545	12,763	19,694	25,622

Earnings from continuing operations before gain (loss) on discontinued operations and cumulative effect of accounting change	17,074	22,396	34,036	44,485
Gain (loss) on discontinued operations, net of taxes (tax benefit) of $63, ($130), $23, and ($203)	98	(203)	37	(317)
Cumulative effect of accounting change, net of tax benefit of $0, $0, $0, and $692	—	—	—	(1,083)

Net earnings	$17,172	$22,193	$34,073	$43,085

Basic
Earnings from continuing operations before loss on discontinued operations and cumulative effect of accounting change	$.34	$.44	$.68	$.89
Loss on discontinued operations	—	—	—	(.01)
Cumulative effect of accounting change	—	—	—	(.02)

Net earnings per common share	$.34	$.44	$.68	$.86

Diluted
Earnings from continuing operations before loss on discontinued operations and cumulative effect of accounting change	$.34	$.44	$.67	$.88
Loss on discontinued operations	—	—	—	(.01)
Cumulative effect of accounting change	—	—	—	(.02)

Net earnings per common share	$.34	$.44	$.67	$.85

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

	October 31, 2006	April 30, 2006
Assets
Current assets
Cash and cash equivalents	$32,279	$75,369
Receivables	8,636	9,672
Inventories	100,950	96,255
Prepaid expenses	7,898	7,063
Income taxes receivable	4,070	3,047

Total current assets	153,833	191,406

Other assets, net of amortization	8,315	6,894
Goodwill	43,394	14,414
Property and equipment, net of accumulated depreciation October 31, 2006, $516,388 April 30, 2006, $490,288	833,053	774,825

Total assets	$1,038,595	$987,539

Liabilities and Shareholders’ Equity
Current liabilities
Note payable	$7,800	$—
Current maturities of long-term debt	48,320	51,628
Accounts payable	112,385	146,121
Accrued expenses	46,754	45,947

Total current liabilities	215,259	243,696

Long-term debt, net of current maturities	152,807	106,512
Deferred income taxes	100,290	99,929
Deferred compensation	7,736	7,236
Other long-term liabilities	8,479	6,976

Total liabilities	484,571	464,349

Total shareholders’ equity	554,024	523,190

Total liabilities and shareholders’ equity	$1,038,595	$987,539

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Six months ended 10/31/06

Sales	$1,520,799	$443,282	$134,966	$10,802	$2,109,849
Gross profit	$57,110	$143,723	$83,965	$6,389	$291,187
Margin	3.8%	32.4%	62.2%	59.1%	13.8%

Gasoline gallons	594,742

Six months ended 10/31/05

Sales	$1,287,837	$410,505	$115,410	$7,437	$1,821,189
Gross profit	$72,869	$134,463	$74,193	$3,181	$284,706
Margin	5.7%	32.8%	64.3%	42.8%	15.6%

Gasoline gallons	563,247

Gasoline Gallons

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2007	-2.9%	2.7%
F2006	7.7	4.3	4.2%	0.5%	4.4%
F2005	-1.3	1.0	2.8	5.6	1.9

Gasoline Margin

(Cents per gallon)

	Q1		Q2		Q3		Q4		Fiscal Year
F2007	9.8	¢	9.4	¢
F2006	11.8		14.1		9.2	¢	10.6	¢	11.5	¢
F2005	12.0		9.8		10.4		11.0		10.8

Grocery & Other Merchandise

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2007	2.3%	3.5%
F2006	7.4	4.5	5.3%	4.2%	5.7%
F2005	2.1	4.8	6.8	6.3	4.8

Grocery & Other Merchandise

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2007	32.2%	32.6%
F2006	32.1	33.4	31.0%	31.3%	31.9%
F2005	31.4	31.0	31.4	30.0	30.9

Prepared Food & Fountain

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2007	9.5%	13.7%
F2006	7.2	4.5	9.9%	7.4%	7.4%
F2005	6.1	9.0	9.0	9.8	8.4

Prepared Food & Fountain

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2007	62.9%	61.6%
F2006	64.0	64.6	62.5%	60.9%	63.0%
F2005	58.8	60.8	60.9	61.0	60.4

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 7, 2006. The call will be broadcast live over the Internet at 9:30 a.m. CT via the

Investor Relations section of our Web site and will be available in an archived format.